UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2016

FLOWSERVE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	1-13179	31-0267900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas		75039
(Address of Principal Executive Offices)		(Zip Code)

(972) 443-6500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2016, Mark A. Blinn provided the Board of Directors (“Board”) written notice of his intention to retire from Flowserve Corporation (the “Company”) as of March 31, 2017 (the “Retirement Date”). Mr. Blinn will resign from his positions as President and Chief Executive Officer and as a member of the Board on a date designated by the Board following the Board’s selection of Mr. Blinn’s successor or March 31, 2017, whichever date is earlier (the “Resignation Date”). If the Resignation Date is prior to March 31, 2017, Mr. Blinn will remain employed with the Company as a Special Advisor until March 31, 2017 to assist his successor with an orderly transition. The Board may extend the Retirement Date and/or the Resignation Date after March 31, 2017 for a period not to exceed 90 days.

The Company issued a press release regarding Mr. Blinn’s retirement, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In connection with Mr. Blinn’s retirement and resignation, Mr. Blinn and the Company entered into a letter agreement, dated September 22, 2016 (the “Letter Agreement”). The Letter Agreement provides that Mr. Blinn will continue to be paid through the Retirement Date at his current rate of base salary and will continue to participate in the Company’s and its affiliates’ benefit plans and arrangements, including equity plans and fringe benefits, in which Mr. Blinn currently participates, provided that Mr. Blinn will not be eligible for additional equity awards or grants during the Company’s 2017 fiscal year. Mr. Blinn’s outstanding equity awards will be treated in accordance with the terms of the plans and award agreements pursuant to which they were granted (as amended). Mr. Blinn will be eligible to receive his 2016 target bonus award and a pro-rated portion of his 2017 target bonus award under the terms of Company’s Annual Incentive Plan. All benefits under the Company’s or its affiliates’ employee benefit plans and arrangements shall terminate on the Retirement Date, with the exception of any benefits under such plans or arrangements that may provide for later termination.

Under the Letter Agreement, Mr. Blinn is subject to confidentiality, non-competition, non-solicitation, non-recruitment and non-disparagement covenants. The confidentiality and non-disparagement covenants have an indefinite term and the non-competition, non-solicitation and non-recruitment covenants each have a term of one year following the date on which Mr. Blinn’s employment ceases.

In connection with Mr. Blinn’s retirement, and in recognition of his many years of service and dedication to the Company, the Board and the Organization and Compensation Committee of the Board have approved modifications to the vesting terms of performance shares and time-vesting restricted stock granted to Mr. Blinn in 2015. The modifications provide that (a) performance shares granted to Mr. Blinn in calendar year 2015 will continue to vest over the original vesting period following the Retirement Date and (b) time-vesting restricted stock granted to Mr. Blinn in calendar year 2015 will vest in full upon the Retirement Date. Prior to these modifications, Mr. Blinn would have forfeited some or all of his unvested restricted stock and unvested performance shares granted in calendar year 2015 upon the Retirement Date. It is expected that, as of March 31, 2017, 44,450 performance shares granted in calendar year 2015 will be subject to continued vesting, and 14,847 shares of time-vesting restricted stock granted in 2015 will be subject to acceleration, each as described above.

The foregoing description of the Letter Agreement should be read in conjunction with, and is qualified in its entirety by reference to, the Letter Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement, dated as of September 22, 2016, by and between Flowserve Corporation and Mark A. Blinn

99.1	Press Release, dated September 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWSERVE CORPORATION

Dated: September 22, 2016	By:	/s/ Carey A. O’Connor
Carey A. O’Connor
Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated as of September 22, 2016, by and between Flowserve Corporation and Mark A. Blinn

99.1	Press Release, dated September 22, 2016